Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement on Form S-3 of Athenex, Inc. of our report dated July 9, 2021, relating to the consolidated financial statements of Kuur Therapeutics Inc., which report appears in the Current Report on Form 8-K/A of Athenex, Inc. dated May 4, 2021, filed with the Securities and Exchange Commission, and to the reference to our firm under the heading “Experts” in the Prospectus, which is part of the Registration Statement.

/s/ Moss Adams LLP

Denver, Colorado

July 26, 2021